Exhibit 10.32

Date: 3/29/19

Mark Szynkowski

Sr. VP Finance

Evolving Systems, Inc.

Dear Mark,

I would like to inform you that the Bank has agreed to waive the violation of the Fixed Charge Coverage Ratio covenant for the quarter ended 12/31/18. The Bank has further agreed to adjust the covenant levels for the Fixed Charge Coverage Ratio for the four quarters of FY2019.

An amendment to the loan agreement is being prepared for the above agreements and will be provided for your review and execution.

Sincerely,

/s/ Piseth Leng
Piseth Leng

VP-Portfolio Manager

Technology - West

Main:       408.330.2058 | Cell: 408.658.7894

Piseth.Leng@eastwestbank.com